Exhibit 5.1

[Letterhead of CGR]

August 3, 2010

TriMas Corporation
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304

Re:	TriMas Corporation
Registration Statement on Form S-3
File No. 333-

Ladies and Gentlemen:

We have acted as counsel for TriMas Corporation, a Delaware corporation (the “Company”) in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 5,000,000 shares of common stock, $0.01 par value, plus an indeterminate number of shares of common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Act, of the Company (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and we have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein.  In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

We advise you that, in our opinion, with respect to the Shares, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Act; (ii) an appropriate prospectus supplement or term sheet with respect to the Shares has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations promulgated thereunder; (iii) if the Shares are to be sold pursuant to a firm commitment underwritten offering, an underwriting agreement with respect to the Shares has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Company’s Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Shares and related matters; and (v) the terms of the issuance and sale of the Shares have been duly established in conformity with the Certificate of Incorporation and the By-laws of the Company so as not to violate any applicable law, the Certificate of Incorporation or the By-laws of the Company or result in default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Shares, when issued and sold in accordance with the applicable underwriting agreement or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be duly authorized, validly issued, fully paid and nonassessable.

In rendering this opinion we express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ CAHILL GORDON & REINDEL LLP